Execution Version

Exhibit 10.9

XPEDX HOLDING COMPANY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 28, 2014, between xpedx Holding Company, a Delaware corporation (the “Company”), and Mary Laschinger (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, by and among the Company, UWW Holdings, Inc. (“UWW”), International Paper Company, a New York corporation (“IP”), xpedx Intermediate, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of IP (“xpedx Intermediate LLC”) and certain other parties thereto, signed on or about the date hereof (the “Merger Agreement”), it is currently anticipated that UWW will merge with and into the Company, with the Company continuing as the surviving corporation, and immediately thereafter, xpedx Intermediate LLC will merge with and into Unisource Worldwide, Inc., a Delaware corporation (“Unisource Sub”), with Unisource Sub continuing as the surviving corporation and a wholly-owned subsidiary of the Company (together, the “Proposed Transaction”);

WHEREAS, effective as of the closing of the Proposed Transaction the parties intend that the Executive shall become employed with the Company under the terms hereunder; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company following the closing of the Proposed Transaction.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Executive Officer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities that are reasonably associated with the Executive’s position as the Chief Executive Officer. The Executive will report directly to the board of directors of the Company (the “Board”).

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, additional for-profit companies,

(ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a business or fiduciary conflict. Notwithstanding the foregoing, the Company acknowledges and agrees that the Executive can continue to serve on the board of directors of the Kellogg Company so long as such service does not create a business or fiduciary conflict.

(c) The Board shall take such action as may be necessary to appoint or elect the Executive as the Chairman of the Board to be effective as of the Effective Date (as defined in Section 2 hereof). Thereafter, during the Employment Term (as defined in Section 2 hereof), the Board shall nominate the Executive for re-election as the Chairman of the Board at the expiration of each current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

2. EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of five (5) years (the “Initial Term”) commencing as of the closing date of the Proposed Transaction (the “Effective Date”). This Agreement shall not be effective unless and until the Proposed Transaction occurs. In the event Proposed Transaction does not occur or is terminated, this Agreement shall become null and void and the Executive and the Company shall have no rights or obligations hereunder. At the end of the Initial Term, and on each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement for such one-year period by giving written notice to the other party at least thirty (30) days prior to any then applicable expiration date. The period of time between the Effective Date and the end of the Initial Term or any successive one-year renewal period hereunder shall be referred to herein as the “Employment Term.” Notwithstanding the foregoing, the Employment Term may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof.

3. BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of not less than $1,000,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased, but not decreased below its then current level, from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS. During the Employment Term, the Executive shall be eligible to receive a cash-based annual incentive bonus under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of at least $1,000,000 (the “Target Bonus”), upon the attainment of one or more pre-established performance metrics as may be established by the Board or the Company’s Compensation Committee (the “Committee”) after consultation with the Executive. An Annual Bonus of at least $1,000,000 will be guaranteed for the calendar year in which the Effective Date occurs (not subject to proration), subject to the Executive remaining continuously employed with the Company through the end of such calendar year (such guaranteed Annual Bonus referred to herein as the “Guaranteed Bonus”), except as otherwise provided in Section 8.

5. EQUITY AWARDS.

(a) The Executive shall be eligible to participate in the Company’s long-term equity incentive program. During the Initial Term, the Executive will receive equity grants having a target annual participation rate of $3,500,000 (collectively referred to herein as the “LTIP Awards”). The current expectation is that 25% of the LTIP Awards will be in the form of stock options (based upon the Black-Scholes value as of the date of grant, or other applicable valuation of such options as determined by the Committee) and 75% of the LTIP Awards will be in the form of performance stock (based upon the value of the stock on the date of grant). The terms and conditions of the LTIP Awards will be governed by the Company’s long-term equity incentive plan. Although the details of the LTIP Awards are subject to review and approval by the Company’s Compensation Committee (the “Committee’”), the initial grant of the LTIP Awards is expected to be made at the same time initial equity grants are made to the executive management of the Company generally, which is expected to be no later than January 1, 2015 or, if later, within thirty (30) days following the Effective Date. The vesting provisions for the initial grant shall apply to the period beginning January 1, 2015 (the “LTIP Grant Date”), irrespective of when it is actually delivered. The Executive will be required to comply with the Company’s written stock ownership policy as may be in effect from time to time.

(b) The vesting and payment of the LTIP Awards shall include the following terms and conditions: (i) the options will be subject to time-based cliff vesting at the end of three years from the date of grant (for the initial grant, three (3) years from the LTIP Grant Date), based upon the Executive’s continued employment through the third anniversary of the date of grant (for the initial grant, three (3) years from the LTIP Grant Date), (ii) the performance stock awards will cliff vest at the end of the three year period following the date of grant (for the initial grant, three (3) years from the LTIP Grant Date), based upon the satisfaction of performance metrics as set forth by the Committee after consultation with the Executive, as well as the Executive’s continued employment through the end of the applicable performance period. Performance stock LTIP Awards made in each year from 2015 through 2017 shall be payable (subject to the satisfaction of the applicable vesting and performance criteria) three years after the date of grant of the award (i.e., the LTIP Awards granted in 2015 shall be payable, to the extent earned and vested, in 2018), and (iii) in the event of a Qualifying Termination (as defined below), the continued employment requirement of any then outstanding LTIP Awards shall be deemed pro-rata satisfied as of such termination date and, to the extent that such LTIP Awards include performance requirements, such LTIP Awards shall remain outstanding until the end of the applicable performance period and shall vest based upon the actual satisfaction of the applicable performance goals, pro-rated for the portion of such period that the Executive was employed by Company. For avoidance of doubt, there shall be no double proration of awards that have performance requirements. For example, if the Executive has a Qualifying Termination upon completion of 60% of the employment requirement with respect to an LTIP Award that includes performance conditions, and upon the completion of the applicable performance period it is determined that the performance goals were satisfied at the applicable target level, then 60% of the target level LTIP Award shall become earned and payable in accordance with its terms. Any options that are fully vested as of the Qualifying Termination shall remain outstanding for the ninety (90) day period following such termination (or, if earlier, the expiration of the applicable term of such options). Notwithstanding the foregoing, in the event of a Qualifying Termination that occurs following a change in control (as such term is defined in the governing documents related to the LTIP Awards, which shall include the condition set forth in Section 7(e)(v)), the Executive shall be deemed to have satisfied 100% of any continued employment requirement with respect to any then outstanding LTIP Awards, provided that, for the avoidance of doubt, any performance vesting conditions related to such LTIP Awards will continue to be measured based upon actual performance; provided, further, that in the event that UWW or its successor, Bain Capital Fund VII, L.P. or any of its affiliated investment funds or management companies (collectively, “Bain”) becomes a majority shareholder as a result of a Company purchase or other acquisition of shares, such ownership shall not constitute a change in control unless UWW or Bain replaces more than two Directors of the Board, whose appointment is not a replacement of a director previously appointed by UWW or Bain. The final terms and conditions of each LTIP Award will be set forth in the applicable grant documents related to such award and will be consistent with the Company’s long-term equity incentive program approved by the Committee for such year.

(c) Additional Incentive Payments for Calendar Years 2014, 2015 and 2016.

(i) The Company shall make an additional fixed cash payment to the Executive between January 1, 2015 and March 15, 2015 equal to $1,750,000 times a fraction, the numerator of which is the number of months (including fractions) between the Effective Date and December 31, 2014 (the “Initial Year Bonus”) and the denominator of which is twelve (12), so long as the Executive remains continuously employed with the Company pursuant to this Agreement until December 31, 2014; provided, however, that in the event that the Executive’s employment and the Employment Term hereunder is terminated prior to December 31, 2014 (x) by the Company other than for Cause (as defined below), (y) by the Executive for Good Reason (as defined below), or (z) due to the Executive’s Disability (as defined below) or death (any such termination referred to herein as a “Qualifying Termination”), then the Executive shall be paid any unpaid portion of the Initial Year Bonus within sixty (60) days following the Qualifying Termination. Executive shall have the opportunity to earn an additional variable payment in the target amount of $1,750,000 times a fraction, the numerator of which is the number of months (including fractions) between the Effective Date and December 31, 2014 and the denominator of which is twelve (12), subject to performance metrics determined by the Committee after consultation with Executive (the “Initial Year Performance Bonus”), provided that the Executive remains continuously employed with the Company pursuant to this Agreement until December 31, 2014, and provided, further, that in the event that the Executive’s employment and the Employment Term hereunder is terminated prior December 31, 2014 pursuant to a Qualifying Termination, the Executive shall be paid the amount that would have been paid had the Executive remained employed with the Company through December 31, 2014 (i.e., based upon the degree to which the performance criteria were satisfied). The Initial Year Performance Bonus may be paid in cash or stock as determined by the Committee after consultation with Executive, and shall be paid no later than March 15, 2015.

(ii) The Company shall make an additional fixed cash payment to the Executive between January 1, 2016 and March 15, 2016 in the amount of $1,750,000 minus one-half of the Second Year Bonus Adjustment, (the “Second Year Bonus”) so long as the Executive remains continuously employed with the Company pursuant to this Agreement until December 31, 2015; provided, however, that in the event that the Executive’s employment and the Employment Term hereunder is terminated on or after December 31, 2014 and prior to December 31, 2015 pursuant to a Qualifying Termination, then the Executive shall be paid any unpaid portion of the Second Year Bonus within sixty (60) days following the Qualifying Termination. Executive shall have the opportunity to earn an additional variable payment for 2015, to be paid between January 1, 2016 and March 15, 2016 in the target amount of $1,750,000 minus one-half of the Second Year Bonus Adjustment, subject to performance metrics determined by the Committee after consultation with Executive (the “Second Year Performance Bonus”), provided that the Executive remains continuously employed with the Company pursuant to this Agreement until December 31, 2015, and provided, further, that in the event that the Executive’s employment and the Employment Term hereunder is terminated on or after December 31, 2014 and prior to December 31, 2015 pursuant to a Qualifying Termination, the Executive shall be paid the amount that would have been paid had the Executive remained employed through December 31, 2015 (i.e., based upon the degree to which the performance criteria were satisfied, but not prorated for the partial period employed). The Second Year Performance Bonus may be paid in cash or stock as determined by the Committee after consultation with Executive, and shall be paid no later than March 15, 2016.

(iii) The Company shall make an additional fixed cash payment to the Executive between January 1, 2017 and March 15, 2017 in the amount of $1,750,000 minus one-half of the Third Year Bonus Adjustment, (the “Third Year Bonus”) so long as the Executive remains continuously employed with the Company pursuant to this Agreement until December 31, 2016; provided, however, that in the event that the Executive’s employment and the Employment Term hereunder is terminated on or after December 31, 2015 and prior to December 31, 2016 pursuant to a Qualifying Termination, then the Executive shall be paid any unpaid portion of the Third Year Bonus within sixty (60) days following the Qualifying Termination. Executive shall have the opportunity to earn an additional variable payment for 2016, to be paid between January 1, 2017 and March 15, 2017 in the target amount of $1,750,000 minus one-half of the Third Year Bonus Adjustment, subject to performance metrics determined by the Committee after consultation with Executive (the “Third Year Performance Bonus”), provided that the Executive remains continuously employed with the Company pursuant to this Agreement until December 31, 2016, and provided, further, that in the event that the Executive’s employment and the Employment Term hereunder is terminated on or after December 31, 2015 and prior to December 31, 2016 pursuant to a Qualifying Termination, the Executive shall be paid the amount that would have been paid had the Executive remained employed through December 31, 2016 (i.e., based upon the degree to which the performance criteria were satisfied, but not prorated for the partial period employed). The Third Year Performance Bonus may be paid in cash or stock as determined by the Committee after consultation with Executive, and shall be paid no later than March 15, 2017.

(iv) The Second Year Bonus Adjustment shall equal $1,750,000 times a fraction, the numerator of which is the number of months (including fractions) between January 1, 2013 and the Effective Date and the denominator of which is thirty-six (36). The Third Year Bonus Adjustment shall equal $1,500,000 times a fraction, the numerator of which is the number of months (including fractions) between January 1, 2014 and the Effective Date and the denominator of which is thirty-six (36).

(v) The payment of any amounts under this Section 5(c) following a Qualifying Termination shall only be paid if the Executive (or the Executive’s estate, as applicable) timely executes and does not revoke a General Release, in accordance with the terms and conditions provided in Section 9 below.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. The Executive shall be entitled to participate in any employee benefit plan (expected to include medical, dental, vision, disability, life insurance, and a defined contribution retirement program) that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided for hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may add to, modify, or terminate any employee benefit plan at any time, provided that, with respect to any such change, the Executive is treated no less favorably than all other senior executives of the Company.

(b) VACATIONS. During the Employment Term, the Executive shall be entitled to six (6) weeks of paid vacation per calendar year (prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time; provided that for the calendar year in which the Effective Date occurs, the Executive’s accrued vacation shall be increased by the vacation accrued (but not used) by Executive for her services with IP for the portion of such calendar year prior to the Effective Date.

(c) OTHER PERQUISITES. During the Employment Term, the Executive shall be entitled to first class or business class airline travel for business use, with the additional use of NetJets or similar service, in each case in accordance with the Company’s policies on business travel as may be set by the Committee from time to time.

(d) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto. The Company shall provide the Executive with customary administrative support, a PDA, a cell phone and computer with all such expenses paid for or reimbursed by the Company.

(e) RELOCATION. The Executive shall relocate to the Company’s corporate headquarters in the Atlanta, Georgia metropolitan area within thirty-six (36) months of the beginning of the Initial Term. The Company shall provide a relocation package to the Executive, which shall include the following components:

(i)	The Company shall pay or reimburse the Executive for the reasonable moving and relocation expenses and costs associated with such relocation, in accordance with Company policy, not to exceed $100,000 in total.

(ii)	In addition to the foregoing, the Company shall pay or reimburse the Executive on a monthly basis for the Executive’s temporary monthly housing expenses incurred in the greater Atlanta, Georgia metropolitan area during the period from the Effective Date through the earlier of (a) twenty-four (24) months following the Effective Date or (b) the date that the Executive moves into a new permanent residence following Executive’s relocation to the Atlanta metropolitan area, in an amount not to exceed $10,000 per month.

(iii)	The Company shall also reimburse the Executive for the reasonable closing costs (including brokerage commissions) incurred in the sale of the Executive’s current home.

(iv)	The Company shall reimburse the Executive for the Executive’s loss in home value incurred upon either the sale of the Executive’s current home, or the Company’s purchase of the Executive’s home. The following procedures shall be followed in determining the Executive’s loss in home value:

(1)	The Executive’s home shall initially be appraised as follows. The Executive shall choose three (3) appraisers from a standard list of approved appraisers as provided by IP’s third-party relocation company. The Company shall order appraisals of the Executive’s home from two (2) of these appraisers as chosen by the Company, and the results of such appraisals shall be averaged; provided, however, that if the difference between the two appraisals is greater than five percent (5%), a third appraisal shall be ordered by the Company, and the results of the closest two appraisals shall be averaged; provided, however that if the two closest such appraisals are not within five percent (5%), all three of such appraisals shall be averaged. This final average constitutes the “buyout offer”.

(2)	Following the determination of the buyout offer, the Executive shall in good-faith attempt to sell the Executive’s home for a period of at least sixty (60) days for an amount no less than the “buyout offer.” If the home does not sell within such time period, the Company will purchase the home for the “buyout offer.”

(3)	In the event that the Executive’s home is sold for a loss, the Company shall reimburse the Executive for the loss in home value, as follows:

i. The loss in home value reimbursement amount, if any, shall be the difference between the amount at which the home was sold (and if sold to the Company, the “buyout offer”) and the Executive’s original purchase price plus certain capital improvements, as determined pursuant to the Internal Revenue Service guidelines defining what are considered capital improvements. The original HUD-1 Settlement Statement and original receipts for any capital improvement work shall be required to substantiate the Executive’s cost basis of the home in order to determine the loss on sale reimbursement amount.

ii. The total loss in home value reimbursement amount that will be paid pursuant to this Section 6(e)(iv) will not exceed the lesser of (i) $500,000 and (ii) the actual loss on the sale of Executive’s residence. In addition, such payment shall be “grossed-up” for tax purposes.

(v)	All amounts payable under this Section 6(e) shall be reimbursed subject to the Executive’s presentment to the Company of appropriate documentation related thereto.

(f) SIGNING BONUS. The Company shall pay the Executive a signing bonus of $1,000,000 (the “Signing Bonus”) in cash within thirty (30) days following the Effective Date; provided, however that in the event that the Executive terminates her employment during the first year of the Initial Term, other than for Good Reason, Disability or death, the Executive shall repay to the Company the full amount of the Signing Bonus immediately upon such termination.

7. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder, after reasonable accommodation, due to a physical or mental injury, infirmity or incapacity for at least one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period as determined by the Board in its reasonable discretion. The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled, including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company.

(b) DEATH. Automatically upon the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean:

(i) the Executive’s willful and material misconduct or gross negligence in the performance of the Executive’s duties to the Company which is demonstrably and materially injurious to the Company or the Executive’s willful performance of any material act of fraud, malfeasance or misappropriation of the Company’s property which is demonstrably and materially injurious to the Company;

(ii) the Executive’s willful and repeated material failure to substantially perform the Executive’s duties to the Company or to follow the lawful directives of the Board (other than as a result of death or Disability);

(iii) the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv) the Executive’s willful performance of any material act of theft or embezzlement; or

(v) The Executive’s material breach during the Employment Term of Section 10 of this Agreement which is demonstrably and materially injurious to the Company.

For purposes of this Section 7(c) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the Executive’s actions or omissions were in the best interests of the Company.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (x) a written demand is delivered to the Executive by the Board which demand specifically identifies, in good faith, the basis of its determination that “Cause” exists and facts then known to the Board that support its determination; (y) with respect to subparagraphs (i), (ii) and (v), the Executive is provided at least thirty (30) days following receipt of such written notice to fully correct in all material respects the circumstances or conduct giving rise to the Board’s determination that “Cause” exists, and (z) there shall have been delivered to Executive, following the Executive’s failure to cure (to the extent applicable), a copy of a resolution duly adopted by the affirmative vote of a majority of the Board (not including the Executive, as applicable) at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in this Section 7(c) and specifying the particulars thereof in detail.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below:

(i) the assignment to the Executive of any duties with the Company (or with a successor company) inconsistent with Executive’s position, or an adverse alteration in the nature or status of Executive’s responsibilities;

(ii) any diminution in the Executive’s Base Salary or Target Bonus, or failure to pay any compensation or benefits due to the Executive;

(iii) relocation of the Executive’s primary work location by more than 50 miles from the greater Atlanta, Georgia metropolitan area

(iv) failure to appoint or reappoint the Executive as Chairman of the Board

(v) in the event that UWW or Bain acquires a majority of the shares of the Company, if thereafter UWW or Bain replaces more than two Directors of the Board, whose appointment is not a replacement of a director previously appointed by UWW or Bain; or

(vi) any material failure by the Company to satisfy any of its obligations under Sections 1 through 6 of this Agreement.

The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(f) WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g) EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Executive pursuant to the provisions of Section 2 hereof.

8. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Executive’s employment by the Company and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination;

(iii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iv) any accrued but unused vacation time in accordance with Company policy; and

(v) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, including without limitation any payments, benefits, or fringe benefits described in Sections 5(a), 5(b), 5(c) and 6 (collectively, Sections 8(a)(i) through 8(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) DISABILITY. In the event that the Executive’s employment by the Company and the Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EMPLOYEE NON-EXTENSION OF THIS AGREEMENT. If the Executive’s employment by the Company and the Employment Term is terminated (x) by the Company for Cause, (y) by the Executive without Good Reason, or (z) as a result of the Executive’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Executive the Accrued Benefits.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT. If the Executive’s employment by the Company and the Employment Term is terminated (x) by the Company other than for Cause, (y) by the Executive for Good Reason, or (z) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 24 hereof:

(i) the Accrued Benefits;

(ii) subject to the Executive’s continued compliance with Sections 9, 10(a) and 10(b), a pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company; provided, however, that for the avoidance of doubt, if such termination were to occur in calendar year 2014, the Guaranteed Bonus shall not be pro-rated, and may only be adjusted as provided in Section 4;

(iii) subject to the Executive’s continued compliance with Sections 9, 10(a) and 10(b), an amount equal to the product of (x) 2.0 times (y) the sum of the Executive’s Base Salary and Target Bonus, with such total amount to be paid in monthly installments over the twenty-four (24) month period following such termination; provided, however, that to the extent that any portion of such payment constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 24 hereof), and such sixty (60)-day period begins in one calendar year and ends in another calendar year, payment of such benefit shall commence in such second calendar year and shall include payment of any amount that was otherwise scheduled to be paid prior thereto under this Section 8(d)(iii) hereof absent this proviso; and

(iv) subject to the Executive’s continued compliance with Sections 9, 10(a) and 10(b) and the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the Executive and her eligible dependents, and the Executive’s continued copayment of premiums associated with such coverage, the Company shall reimburse the Executive, on a monthly basis, for the portion of the costs of continued health benefits for Executive and Executive’s covered dependents equal to the amount that the Company was paying immediately prior to such termination, with such reimbursement to continue for the eighteen (18) month period following such termination, or such earlier date on which COBRA coverage for the Executive and her covered dependents terminates in accordance with COBRA; provided that the Executive is eligible and remains eligible for COBRA coverage. The Company may modify its obligation under this Section 8(d)(iv) to the extent reasonably necessary (and to the minimum extent necessary) to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended.

Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from the Board and any other position Executive holds as an officer, director or fiduciary of any Company-related entity.

(f) EXCLUSIVE REMEDY. The amounts payable to the Executive following termination of employment and the Employment Term hereunder pursuant to Sections 7 and 8 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement.

9. RELEASE. Any and all amounts payable and benefits provided pursuant to Sections 5 and 8 that are provided following a Qualifying Termination, other than the Accrued Benefits, shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit A hereto (the “General Release”). Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Failure to timely execute the General Release, or the Executive’s revocation of the General Release, shall result in the forfeiture of any such payments or benefits.

10. RESTRICTIVE COVENANTS.

(a) NONCOMPETITION. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will continue to have access to confidential information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its Subsidiaries (for purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries), (iii) the Company and its Subsidiaries have substantial relationships with their customers, and the Executive will have access to these customers during the Employment Period, (iv) the Executive has generated and will continue to generate goodwill for the Company and its Subsidiaries in the course of the Executive’s employment. Accordingly, during the Executive’s employment hereunder and for a period of two (2) years thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, materially engaged in the competitive business of selling or distributing the following products manufactured by third parties (x) printing and specialty papers, (y) packaging supplies and equipment, or (z) as it relates to printing and specialty papers, industrial and commercial maintenance supplies or graphic imaging supplies and equipment (collectively, the “Restricted Business”), in any locale of any country in which the Company conducts such business. Notwithstanding the foregoing, the Company agrees that customers and suppliers of the Company are not deemed to be competitive with the Company merely based upon such status. The Company also agrees that the Executive is not otherwise restricted by the foregoing after the Employment Term to the extent that the Restricted Business is incidental to the business engaged in by such firm, corporation or entity (e.g., Amazon) and the Executive is not directly involved in the Restricted Business of such firm, corporation, or entity. Nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its Subsidiaries, so long as the Executive has no active participation in the business of such corporation.

(b) NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment with the Company and for a period of two (2) years thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any known customer of the Company or any of its Subsidiaries to purchase goods or services then sold by the Company or any of its Subsidiaries from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any known employee of the Company or any of its Subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its Subsidiaries and any of their respective vendors, joint venturers or licensors. An employee shall be deemed covered by this Section 10(b) while so employed and for a period of six (6) months thereafter, unless such employee was terminated by the Company. Notwithstanding the foregoing, the provisions of this Section 10(b) shall not be violated by general advertising or solicitation not specifically targeted at Company-related persons or entities.

(c) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Section 10 hereof. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Subsidiaries and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10. It is also agreed that each of the Company’s Subsidiaries will have the right to enforce all of the Executive’s obligations to that Subsidiary under Section 10 of this Agreement.

(d) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(e) SURVIVAL OF PROVISIONS. The obligations contained in Sections 10 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

(f) EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

11. COOPERATION; FURTHER AGREEMENTS. During the Employment Period and for the two (2) year period thereafter, Executive shall cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give truthful and accurate testimony without requiring service of a subpoena or other legal process and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph following the end of the Employment Period, the Company shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts). In connection with the closing of the Proposed Transactions, Executive shall enter into such agreements with respect to confidential information and the protection of intellection property of the Company and its Subsidiaries consistent with those required of other senior executive officers of the Company.

12. NONDISPARAGMENT. During the Employment Term and for a period of two (2) years thereafter, the Executive agrees not to disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company or statements that the Executive in good faith believes are necessary or appropriate to make in connection with the performance of the Executive’s duties and obligations to the Company. The Company agrees that the individuals holding the positions of officers of the Company and the members of the Board will not, while employed by the Company or serving as a director of the Company, as the case may be, disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company. The parties may seek appropriate equitable relief or bring a damages claim (based upon provable injury to either party) to enforce the provisions of this Section 12. For the avoidance of doubt, any claimed breach by the Executive of this Section 12 shall not affect the Executive’s rights under Sections 7 or 8 of this Agreement.

13. RETURN OF COMPANY PROPERTY. On or before thirty (30) days following Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

14. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The

Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

Attention:

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

17. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

20. LIABILITY INSURANCE. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

21. GOVERNING LAW. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

22. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Provisions of this Agreement shall survive the Employment Term if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 10 of this Agreement and the Company’s obligations under Sections 5 and 8 of this Agreement. Following the end of the Employment Term, all rights, duties and obligations of the Executive and the Company to each other will cease, except as otherwise expressly provided in this Agreement.

23. REPRESENTATIONS. The Executive and the Company each represent and warrant that (a) each has the legal right to enter into this Agreement and to perform all of the obligations in accordance with its terms, and (b) each is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent or limit each party’s performance of its or her obligations hereunder. In addition, the Executive acknowledges that the Executive is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Executive in compliance therewith.

24. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 24(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ C. Cato Ealy

Name:	C. Cato Ealy

Title:	Vice President

EXECUTIVE

/s/ Mary Laschinger
Mary Laschinger

Signature Page to Employment Agreement

EXHIBIT A

GENERAL RELEASE

I,                     , in consideration of and subject to the performance by [Company] (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of January 28, 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective subsidiaries and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its subsidiaries.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release.

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under Sections 5 and 8 of the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its subsidiaries, or (iv) my rights to enforce the terms of the Agreement which expressly survive the termination of my employment hereunder.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party of any improper or unlawful conduct.

8. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

9. I hereby acknowledge that Section 10 of the Agreement shall survive my execution of this General Release.

10. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

11. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

12. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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